Exhibit 10.11
AMENDMENT No. 1 TO THE
BRAVO DEVELOPMENT, INC. 2006 STOCK OPTION PLAN
     Pursuant to the authority reserved to it under Section 9.1 of the Bravo Development, Inc. Option Plan (the “Plan”), the Board of Directors of Bravo Brio Restaurant Group, Inc. (f/k/a Bravo Development, Inc.) hereby amends the Plan, as follows:
1.	Section 1.1 of the Plan is hereby amended by adding the following to the end thereof:
     “The Plan is terminated as of the date on which the Company’s Common Stock becomes Publicly Traded and no further Awards may be issued hereunder on or after such date.”
2.	Section 3.1 of the Plan is hereby amended by adding the following to the end thereof:
     “The Plan is terminated as of the date on which the Company’s Common Stock becomes Publicly Traded and no further Awards may be issued hereunder on or after such date.”
3.	Section 9.2 of the Plan is hereby deleted in its entirety.
4.	In all other respects, the Plan is affirmed.